June 17, 2024

Forward Air Corporation
1915 Snapps Ferry Road, Building N
Greeneville, TN 37745
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
        We have acted as counsel to Forward Air Corporation, a Tennessee corporation (the “Company”) in connection with the preparation and filing of the Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof (the “Registration Statement”). Such Registration Statement relates to the registration by the Company of 1,573,821 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), which consists of: (a) 1,370,000 shares of Common Stock issuable under the 2016 Omnibus Incentive Compensation Plan (the “Plan”); and (b) an aggregate of 203,821 shares of Common Stock issuable upon (i) the vesting of a maximum of 50,955 restricted shares of Common Stock and (ii) the vesting of a maximum of 152,866 performance share units (the “Inducement Awards”) .
    In so acting, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Company's Restated Charter, as amended, (3) the Company’s Amended and Restated Bylaws, (4) the Plan, (5) the Inducement Awards and (6) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.
    As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
    Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the Plan or the Inducement Awards, as applicable, will be validly issued, fully paid and non-assessable.
    This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

Greenberg Traurig, P.A. | Attorneys at Law
                             www.gtlaw.com

    Our opinion expressed herein is specifically limited to the laws of the State of Tennessee and the federal securities laws of the United States of America and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,
/S/ GREENBERG TRAURIG, P.A.

Greenberg Traurig, P.A. | Attorneys at Law
                             www.gtlaw.com